Exhibit 10.16

Employment Agreement

This Employment Agreement (this “Agreement”), dated as of July 8, 2015 (the “Effective Date”), is made by and between Lindblad Expeditions Holdings, Inc. (f/k/a/ Capitol Acquisition Corp. II), a Delaware corporation (together with any successor thereto, the “Company”) and Trey Byus (“Executive”) (collectively Executive and the Company are referred to herein as the “Parties”).

RECITALS

A.	The Company previously entered into that certain Agreement and Plan of Merger, dated as of March 9, 2015 (the “Merger Agreement”), by and among the Company, Argo Expeditions, LLC, Argo Merger Sub, Inc., and Lindblad Expeditions, Inc. (“Lindblad”), pursuant to which the Company has acquired (the “Acquisition”) on the Effective Date all of the outstanding equity interests in Lindblad.
B.	It is the desire of the Company to assure itself of the services of Executive effective as of the Effective Date and thereafter by entering into this Agreement.
C.	Executive and the Company mutually desire that Executive provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:

1.             Employment.

(a)                General. Effective as of the Effective Date, the Company shall employ Executive for the period and in the position set forth in this Section 1, and subject to the other terms and conditions herein provided.

(b)               Employment Term. The term of employment under this Agreement (the “Term”) shall be for the period beginning on the Effective Date, and ending on the third anniversary thereof, subject to earlier termination as provided in Section 3. The Term shall automatically renew for additional twelve (12) month periods unless no later than sixty (60) days prior to the end of the applicable Term either party gives written notice of non-renewal (“Notice of Non-Renewal”) to the other, in which case Executive’s employment will terminate at the end of the then-applicable Term, subject to earlier termination as provided in Section 3.

(c)               Position and Duties. Executive shall initially serve as the Chief Expedition Officer of the Company, with such responsibilities, duties and authority normally associated with such position and as may from time to time be assigned to Executive by the Chief Executive Officer of the Company or his delegate or by the Board of Directors of the Company or an authorized committee thereof (in any case, the “Board”). Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of the Company (which shall include service to its subsidiaries) and shall not engage in outside business activities (including serving on outside boards or committees) without the consent of the Board, provided that Executive shall be permitted to (i) manage Executive’s personal, financial and legal affairs, (ii) participate in charitable, religious, civic, community, industry or trade organizations or associations, and (iii) serve on the board of directors of not-for-profit or tax-exempt organizations, in each case, subject to compliance with this Agreement and provided that such activities do not materially interfere with Executive’s performance of Executive’s duties and responsibilities hereunder. Executive agrees to observe and comply with the rules and policies of the Company as adopted by the Company from time to time, in each case as amended from time to time, as set forth in writing, and as delivered or made available to Executive (each, a “Policy”).

2.             Compensation and Related Matters.

(a)                Annual Base Salary. During the Term, Executive shall receive a base salary at a rate of $219,078 per annum, which shall be paid in accordance with the customary payroll practices of the Company and its subsidiaries (but in no event less frequently than semi-monthly) and shall be pro-rated for partial years of employment. Such annual base salary shall be reviewed (and may be adjusted) from time to time by the Board or the Compensation Committee of the Board (the “Compensation Committee”) (such annual base salary, as it may be adjusted from time to time, the “Annual Base Salary”).

(b)               Bonus. During the Term and beginning with calendar year 2015, Executive will be eligible to participate in an annual incentive program established by the Board or Compensation Committee. Executive’s annual compensation under such incentive program (the “Annual Bonus”) shall be targeted at not less than 150% of his Annual Base Salary (the “Target Bonus”), with the expectation that the Annual Bonus will scale upward and downward based on individual and/or actual Company performance, as determined by the Board or Compensation Committee. The payment of any Annual Bonus pursuant to the incentive program shall be subject to all applicable performance determinations as may be made annually by the Board or Compensation Committee, and Executive’s continued employment with the Company through the date of payment, except as otherwise provided in Section 4(b) or Section 4(c). The Annual Bonus, if any, shall be paid to Executive no later than 75 days following the end of the calendar year to which the Annual Bonus relates.

(c)                Equity Compensation. During the Term, Executive will be eligible to participate in and may receive additional awards under any of the Company’s equity incentive award plans and programs as in effect from time to time, with any new equity incentive grants made in the sole discretion of the Board or Compensation Committee. In addition, concurrently with the execution of this Agreement, Executive and the Company are entering into that certain Acknowledgement and Assumption Agreement attached hereto as Exhibit A, which confirms the terms and conditions pursuant to which Executive’s stock options in Lindblad that were outstanding as of immediately prior to the closing of the Acquisition have been converted into options to purchase shares of common stock of the Company (the “Converted Options”).

(d)               Benefits. During the Term, Executive shall be eligible to participate in employee benefit plans, programs and arrangements (including perquisite and fringe benefit arrangements) maintained for senior executives of the Company (including medical, dental, life insurance, disability, paid time off and 401(k) plans), consistent with the terms thereof, on a basis consistent with the participation of senior executives of the Company, and as such plans, programs and arrangements may be amended from time to time. In no event shall Executive be eligible to participate in any severance plan or program of the Company, except as set forth in Section 4 of this Agreement.

(e)                Vacation. During the Term, Executive shall be entitled to a minimum of 20 days annually of paid vacation in accordance with the Company’s Policies.

(f)                Business Expenses. The Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement Policy and in compliance with Section 12(m).

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(g)                Key Person Insurance. At any time during the Term, the Company and its subsidiaries shall have the right to insure the life of Executive for the Company’s and its subsidiaries’ sole benefit. The Company shall have the right to determine the amount of insurance and the type of policy. Executive shall reasonably cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier, provided that any information provided to an insurance company or broker shall not be provided to the Company without the prior written authorization of Executive. Executive shall incur no financial obligation in connection with assisting the Company to obtain such insurance policy (including by executing any required document), and shall have no interest in any such policy.

3.             Termination.

Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:

(a)            Circumstances.

(i)                 Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(ii)               Disability. If Executive has incurred a Disability, as defined below, the Company may terminate Executive’s employment.

(iii)             Termination for Cause. The Company may terminate Executive’s employment for Cause, as defined below.

(iv)             Termination without Cause. The Company may terminate Executive’s employment without Cause, which shall include a termination of Executive as a result of the Company not renewing the Term pursuant to Section 1.

(v)               Resignation from the Company for Good Reason. Executive may resign Executive’s employment with the Company for Good Reason, as defined below.

(vi)             Resignation from the Company Without Good Reason. Executive may resign Executive’s employment with the Company for any reason other than Good Reason or for no reason, which shall include a termination of Executive as a result of Executive not renewing the Term pursuant to Section 1.

(b)            Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to Section 3(a)(i)) shall be communicated by a written notice to the other party (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, if applicable, and (iii) specifying a Date of Termination which, except in the case of a termination pursuant to Section 3(a)(iii), shall be at least forty-five (45) days following the date of such notice (a “Notice of Termination”); provided, however, that the Company may, in its sole discretion, instruct Executive to remain off the Company’s premises and perform no Company functions from the date of such Notice of Termination through the Date of Termination, but only to the extent that the Company pays Executive full compensation and benefits during such period. The failure by the Company or Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of such Party hereunder or preclude such Party from asserting such fact or circumstance in enforcing such Party’s rights hereunder.

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(c)            Company Obligations upon Termination. Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3, Executive (or Executive’s estate) shall be entitled to receive the sum of: (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination, but not yet paid to Executive; (ii) any vacation time that has been accrued but unused in accordance with Company’s Policies; (iii) any reimbursements owed to Executive pursuant to Section 2(f); and (iv) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Company Arrangements”). Except as otherwise expressly required by law (e.g., COBRA), as specifically provided herein, or with respect to the Converted Options or any of Executive’s other equity-related compensation (which, for the avoidance of doubt, shall be governed by the terms and conditions of the applicable equity compensation plans and agreements), all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder. In the event that Executive’s employment is terminated by the Company for any reason, Executive’s sole and exclusive remedy shall be to receive the payments and benefits described in this Section 3(c) and Section 4, as applicable.

(d)            Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its subsidiaries.

4.             Severance Payments.

(a)            Termination for Cause, or Termination Upon Death, Disability or Resignation from the Company Without Good Reason. If Executive’s employment shall terminate as a result of Executive’s death pursuant to Section 3(a)(i) or Disability pursuant to Section 3(a)(ii), pursuant to Section 3(a)(iii) for Cause, or pursuant to Section 3(a)(vi) for Executive’s resignation from the Company without Good Reason, then Executive shall not be entitled to any severance payments or benefits, except as provided in Section 3(c).

(b)            Termination without Cause or Resignation for Good Reason. If Executive’s employment terminates without Cause pursuant to Section 3(a)(iv), or pursuant to Section 3(a)(v) due to Executive’s resignation for Good Reason, then, subject to Executive signing on or before the 21st day following the Date of Termination, and not revoking during any subsequent revocation period contained therein, a release of claims substantially in the form attached as Exhibit B to this Agreement (the “Release”), and Executive’s continued compliance with Sections 6 and 7, Executive shall receive, in addition to payments and benefits set forth in Section 3(c), the following:

(i)                 an amount in cash equal to 1.0 times the sum of (A) Annual Base Salary (at the highest level in effect during the Term) plus (B) the average Annual Bonus over the prior three years (which calculation shall include annual bonuses that Executive received from Lindblad, to the extent Executive has not yet received three years of Annual Bonuses under the Company’s annual incentive program on the Date of Termination, provided that, for the avoidance of doubt, the foregoing calculation will not take into account the special retention bonus paid to Executive by Lindblad in December 2014), payable in the form of salary continuation in regular installments over the 12-month period following the Date of Termination in accordance with the Company’s normal payroll practices;

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(ii)               a pro-rated portion (based on the number of days Executive was employed by the Company during the fiscal year in which the Date of Termination occurs) of the Annual Bonus that Executive would have earned had Executive remained employed through the end of the fiscal year in which the Date of Termination occurs, based on the Company’s actual performance for such year and paid at the same time annual bonuses are generally paid to the Company’s executives;

(iii)             any Annual Bonus earned for a previously completed year, paid at the same time annual bonuses are generally paid to the Company’s executives (but irrespective of any continued service requirement); and

(iv)            if Executive timely elects continued medical, dental or vision coverage under one or more of the Company’s group medical, dental or vision plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then the Company shall directly pay, or reimburse Executive for, the COBRA premiums for Executive and Executive’s covered dependents under such plans during the period commencing on the Date of Termination and ending 12-months following the Date of Termination. Notwithstanding the foregoing, if the Company determines that it cannot provide the benefit required by this Section 4(b)(iv) without potentially violating applicable law (including Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof provide to Executive a monthly payment in an after-tax amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s and Executive’s covered dependents’ group health coverage in effect on the Date of Termination, which amount shall be based on the premium for the first month of COBRA coverage.

(c)            Change in Control. If Executive’s employment terminates without Cause pursuant to Section 3(a)(iv), or pursuant to Section 3(a)(v) due to Executive’s resignation for Good Reason, in either case, (x) within one year following the date of a Change in Control or (y) while the Company is party to a definitive agreement that contemplates transactions the consummation of which would result in a Change in Control, then, subject to Executive signing on or before the 21st day following the Date of Termination, and not revoking during any subsequent revocation period contained therein, the Release, and Executive’s continued compliance with Sections 6 and 7, Executive shall receive, in addition to payments and benefits set forth in Section 3(c), the following in lieu of the severance payments and benefits set forth in Section 4(b):

(i)                 an amount in cash equal to 2.0 times the sum of (A) Annual Base Salary (at the highest level in effect during the Term) plus (B) the Target Bonus, payable in the form of salary continuation in regular installments over the 24-month period following the Date of Termination in accordance with the Company’s normal payroll practices;

(ii)               a pro-rated portion (based on the number of days Executive was employed by the Company during the fiscal year in which the Date of Termination occurs) of the Annual Bonus that Executive would have earned had Executive remained employed through the end of the fiscal year in which the Date of Termination occurs, based on the Company’s actual performance for such year and paid at the same time annual bonuses are generally paid to the Company’s executives;

(iii)             any Annual Bonus earned for a previously completed year, paid at the same time annual bonuses are generally paid to the Company’s executives (but irrespective of any continued service requirement); and

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(iv)            if Executive timely elects continued medical, dental or vision coverage under one or more of the Company’s or its successor’s group medical, dental or vision plans pursuant to COBRA, then the Company shall directly pay, or reimburse Executive for, the COBRA premiums for Executive and Executive’s covered dependents under such plans during the period commencing on the Date of Termination and ending 24-months following the Date of Termination. Notwithstanding the foregoing, if the Company determines that it cannot provide the benefit required by this Section 4(c)(iv) without potentially violating applicable law (including Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof provide to Executive a monthly payment in an after-tax amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s and Executive’s covered dependents’ group health coverage in effect on the Date of Termination, which amount shall be based on the premium for the first month of COBRA coverage.

(d)            Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 4 through 10 and Section 12 will survive the termination of Executive’s employment and the expiration or termination of the Term.

5.             Parachute Payments.

(a)            It is the objective of this Agreement to maximize Executive’s Net After-Tax Benefit (as defined herein) if payments or benefits provided under this Agreement are subject to excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (the “Code”). Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments and benefits under Section 4(b) and Section 4(c) hereof, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments shall be subject to the Excise Tax, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)            The Total Payments shall be reduced by the Company in the following order: (i) reduction of any cash severance payments otherwise payable to Executive that are exempt from Section 409A of the Code (“Section 409A”), (ii) reduction of any other cash payments or benefits otherwise payable to Executive that are exempt from Section 409A, but excluding any payments attributable to the acceleration of vesting or payments with respect to any equity award with respect to the Company’s common stock that is exempt from Section 409A, (iii) reduction of any other payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A, but excluding any payments attributable to the acceleration of vesting and payments with respect to any equity award with respect to the Company’s common stock that are exempt from Section 409A, and (iv) reduction of any payments attributable to the acceleration of vesting or payments with respect to any other equity award with respect to the Company’s common stock that are exempt from Section 409A.

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(c)            All determinations regarding the application of this Section 5 shall be made by an accounting firm with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company and acceptable to Executive (“Independent Advisors”), a copy of which report and all worksheets and background materials relating thereto shall be provided to Executive. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne solely by the Company.

6.             Competition; Non-disparagement. Executive acknowledges that Executive has been provided with Confidential Information (as defined below) and, during the Term, the Company from time to time will provide Executive with access to Confidential Information. Ancillary to the rights provided to Executive as set forth in this Agreement and the Company’s provision of Confidential Information, and Executive’s agreements regarding the use of same, in order to protect the value of any Confidential Information, the Company and Executive agree to the following provisions against unfair competition, which Executive acknowledges represent a fair balance of the Company’s rights to protect its business and Executive’s right to pursue employment:

(a)                Executive shall not, at any time during the Restriction Period (as defined below), directly or indirectly engage in, have any equity interest in, interview for a potential employment or consulting relationship with or manage, provide services to or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which directly competes with any portion of the Business (as defined below) anywhere in the world. Nothing herein shall prevent Executive from engaging in any activity with a non-competitive division of an entity engaged in a business that competes with the Company; provided that none of Executive’s activities in respect of such non-competitive division would reasonably be expected to cause Executive to otherwise breach his obligations under this Section 6 in respect of the entity engaged in a business that competes with the Company. In addition, nothing herein shall prohibit Executive from being a passive owner of not more than 5% of the outstanding equity interest in any entity that is publicly traded, so long as Executive has no active participation in the business of such entity.

(b)               Except in furtherance of his duties hereunder during the Term, Executive shall not, at any time during the Restriction Period, directly or indirectly, (i) solicit any customers, clients or suppliers of the Company or (ii) solicit, with respect to hiring, any employee or independent contractor of the Company or any person employed or engaged by the Company at any time during the 12-month period immediately preceding the Date of Termination.

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(c)                In the event the terms of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(d)               As used in this Section 6, (i) the term “Company” shall include the Company and its direct and indirect subsidiaries; (ii) the term “Business” shall mean the business of the Company, as such business is conducted as of the Effective Date or may be expanded or altered by the Company during the Term, in any case that represents more than 10% of the Company’s gross annual revenues, and shall include any type of marine-based expeditions; and (iii) the term “Restriction Period” shall mean the period beginning on the Effective Date and ending on the date 24 months following the Date of Termination.

(e)                Each Party to this Agreement (which, in the case of the Company, shall include its officers and the members of the Board) agrees, during the Term and thereafter, to refrain from Disparaging (as defined below) the other Party and its affiliates. Nothing in this paragraph shall preclude any Party from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce a Party’s rights under this Agreement. For purposes of this Agreement, “Disparaging” means making remarks, comments or statements, whether written or oral, that impugn the character, integrity, reputation or abilities of the person or entity being disparaged.

7.             Nondisclosure of Proprietary Information.

(a)                Except in connection with the faithful performance of Executive’s duties hereunder or pursuant to Section 7(c) or (e), Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any person, firm, corporation or other entity (other than the Company) any confidential or proprietary information or trade secrets of or relating to the Company (including business plans, business strategies and methods, acquisition targets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment) (collectively, the “Confidential Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information. The Parties hereby stipulate and agree that, as between them, any item of Confidential Information is important, material and confidential and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company). Notwithstanding the foregoing, Confidential Information shall not include any information that has been published in a form generally available to the public or is publicly available or has become public knowledge prior to the date Executive proposes to disclose or use such information, provided that such publishing or public availability or knowledge of the Confidential Information shall not have resulted from Executive directly or indirectly breaching Executive’s obligations under this Section 7(a) or any other similar provision by which Executive is bound, or from any third-party known by Executive to be breaching a provision similar to that found under this Section 7(a). For the purposes of the previous sentence, Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if material features comprising such information have been published or become publicly available.

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(b)               Upon termination of Executive’s employment with the Company for any reason, Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents or property concerning the Company’s customers, business plans, marketing strategies, products, property or processes, provided that Executive may retain his compensation-related information, personal journal and rolodex, address book, appointment book, calendar and/or contact list.

(c)                Notwithstanding Section 7(a), Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest practicable notice thereof, shall, as much in advance of the return date as practicable, make available to the Company and its counsel the documents and other information sought and shall assist such counsel at Company’s sole expense in resisting or otherwise responding to such process, in each case to the extent permitted by applicable laws or rules.

(d)               As used in this Section 7 and Section 8, the term “Company” shall include the Company and its direct and indirect subsidiaries.

(e)               Nothing in this Agreement shall prohibit Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 7(c) above), (ii) disclosing information and documents to Executive’s attorney, financial or tax adviser for the purpose of securing legal, financial or tax advice, (iii) disclosing Executive’s post-employment restrictions in this Agreement in confidence to any potential new employer, or (iv) retaining, at any time, Executive’s personal correspondence, Executive’s personal contacts and documents related to Executive’s own personal benefits, entitlements and obligations.

8.             Inventions.

All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent or originate during Executive’s period of service with the Company or its subsidiaries or its or their predecessors, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and in all instances at the Company’s sole expense, in obtaining, defending and enforcing the Company’s rights therein. Executive hereby appoints the Company as Executive’s attorney-in-fact to execute on Executive’s behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.

9.             Injunctive Relief.

It is recognized and acknowledged by Executive that a breach of the covenants contained in Sections 6, 7 and 8 could cause irreparable damage to Company and its goodwill, the exact amount of which may be difficult or impossible to ascertain, and that the remedies at law for any such breach may be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Sections 6, 7 and 8, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to seek specific performance and injunctive relief without the requirement to post bond.

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10.           Assignment and Successors.

None of the Company’s rights or obligations may be assigned or transferred by the Company, except that the Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

11.           Certain Definitions.

(a)           Cause. The Company shall have “Cause” to terminate Executive’s employment hereunder upon Executive’s:

(i)                willful misconduct and mismanagement by Executive that is materially injurious to the Company;

(ii)               refusal in any material respect to carry out or comply with any lawful and reasonable directive of the Board consistent with the terms of this Agreement;

(iii)              conviction, plea of no contest, or plea of nolo contendere for any felony;

(iv)             unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any of its subsidiaries’) premises while performing Executive’s duties and responsibilities under this Agreement;

(v)              commission of an act of fraud, embezzlement, willful misappropriation, willful misconduct, or breach of fiduciary duty, in any case that results in material harm to the Company or any of its affiliates;

(vi)             material violation of any provision of this Agreement or a material Policy; or

(vii)           willful or prolonged, and unexcused, absence from work (other than by reason of Executive’s disability due to physical or mental illness).

For purposes of this definition, an action or inaction is only “willful” if it is done or omitted by Executive without a good faith belief that such action or inaction is in the best interests of the Company.

Notwithstanding the foregoing, no termination for Cause will have occurred unless and until the Company has: (a) provided Executive, within 30 days of the Company first becoming aware of the facts or circumstances constituting Cause, written-notice stating with specificity the applicable facts and circumstances underlying such finding of Cause; and (b) provided Executive with an opportunity to cure the same within 30 days after the receipt of such notice. Any termination for Cause must occur within 90 days of the Company first becoming aware of the facts or circumstances constituting Cause.

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(b)            Change in Control. “Change in Control” means and includes each of the following:

(i)                 The consummation of a transaction or series of transactions occurring after the Effective Date whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company or any of its subsidiaries, Sven Lindblad or any person or entity affiliated or associated with Sven Lindblad, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing 30% or more of the total combined voting power of the Company’s securities outstanding immediately after such acquisition;

(ii)               The consummation of a transaction or series of transactions occurring after the Effective Date whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company or any of its subsidiaries, Sven Lindblad or any entity affiliated or associated with Sven Lindblad, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more 30% or more of the total fair market value of the Company’s securities outstanding immediately after such acquisition;

(iii)             During any 12-month period, individuals who, at the beginning of such period, constitute the Board, together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (i), (ii) or (iv)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iv)             The consummation of a transaction or series of transactions occurring after the Effective Date whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company or any of its subsidiaries, Sven Lindblad or any entity affiliated or associated with Sven Lindblad, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding the foregoing, the transactions contemplated by the Merger Agreement shall not constitute a Change in Control.

(c)            Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated pursuant to Section 3(a)(ii) – (vi), the date indicated in the Notice of Termination.

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(d)            Disability. “Disability” shall mean, at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company’s employees and covering Executive, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time no such long-term disability plan is in effect, Disability shall mean Executive’s inability to perform, with or without reasonable accommodation, the essential functions of Executive’s position hereunder for a total of three months during any six-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed. Any refusal by Executive to submit to a reasonable medical examination at the Company’s sole expense for the purpose of determining Disability shall be deemed to constitute conclusive evidence of Executive’s Disability.

(e)            Good Reason. Executive’s resignation will be for “Good Reason” if Executive resigns following the occurrence of any of the following events: (i) a material decrease in Executive’s Annual Base Salary (from the highest level in effect during the Term); (ii) a material diminution in Executive’s authority, duties or responsibilities; (iii) a requirement that Executive report to other the Chief Executive Officer of the Company and the Board; (iv) a relocation of the location at which Executive is required primarily to perform his services for the Company outside the Borough of Manhattan within the City of New York; or (v) any other action or inaction that constitutes a material breach by the Company of this Agreement. Notwithstanding the foregoing, no Good Reason will have occurred unless and until Executive has: (a) provided the Company, within 90 days of Executive’s first knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written-notice stating with specificity the applicable facts and circumstances underlying such finding of Good Reason; and (b) provided the Company with an opportunity to cure the same within 30 days after the receipt of such notice.

12.           Miscellaneous Provisions.

(a)            Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of New York without reference to the principles of conflicts of law of the State of New York or any other jurisdiction, and where applicable, the laws of the United States. Any suit brought hereon shall be brought in the state or federal courts sitting in the Borough of Manhattan within the City of New York, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each Party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by New York law.

(b)            Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

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(c)            Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(i)	If to the Company, the Chief Executive Officer or the General Counsel at its headquarters,

and copies to:

Lindblad Expeditions Holdings, Inc.

96 Morton Street, 9th Floor

New York, NY 10014

Attention: Chief Executive Officer

and:

Latham & Watkins LLP

555 Eleventh Street, N.W.

Washington, DC 20004

Attention: Paul Sheridan and Adam Kestenbaum

(ii)          If to Executive, at the last address that the Company has in its personnel records for Executive, or

(iii)        At any other address as any Party shall have specified by notice in writing to the other Party.

(d)           Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or email shall be deemed effective for all purposes.

(e)           Entire Agreement. The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(f)            Certain Indemnity Rights; D&O Coverage. During and after the Term, the Company shall (i) provide Executive with directors’ and officers’ liability insurance coverage at least as favorable as that applicable to any then-current executive officer of director of the Company, and (ii) indemnify Executive and his legal representatives to the fullest extent permitted by the laws of the State of Delaware against all damages, costs, expenses and other liabilities reasonably incurred or sustained by Executive or his legal representatives in connection with any suit, action or proceeding to which Executive or his legal representatives may be made a party by reason of Executive being or having been a director or officer of the Company or any of its subsidiaries, or having served in any other capacity or taken any other action purportedly on behalf of or at the request of the Company or any of its subsidiaries.

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(g)           Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized representative of the Company. By an instrument in writing similarly executed, Executive or a duly authorized representative of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(h)           No Inconsistent Actions. The Parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the Parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

(i)            Construction. This Agreement shall be deemed drafted equally by both Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (c) “includes” and “including” are each “without limitation”; (d) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (e) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(j)            Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement shall be settled solely and exclusively by a binding arbitration process administered by JAMS/Endispute in New York, New York. Such arbitration shall be conducted in accordance with the then-existing JAMS/Endispute Rules of Practice and Procedure, with the following exceptions if in conflict: (a) one arbitrator who is a retired judge shall be chosen by JAMS/Endispute; (b) the Company will pay the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator; and (c) arbitration may proceed in the absence of any Party if written notice (pursuant to the JAMS/Endispute rules and regulations) of the proceedings has been given to such Party. Each Party shall bear its own attorney’s fees and expenses; provided that the arbitrator may assess the prevailing Party’s fees and costs against the non-prevailing Party as part of the arbitrator’s award. The Parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing an action for injunctive relief or specific performance as provided in this Agreement. This dispute resolution process and any arbitration hereunder shall be confidential and neither any Party nor the neutral arbitrator shall disclose the existence, contents or results of such process without the prior written consent of all Parties, except where necessary or compelled in a court to enforce this arbitration provision or an award from such arbitration or otherwise in a legal proceeding. If JAMS/Endispute no longer exists or is otherwise unavailable, the Parties agree that the American Arbitration Association (“AAA”) shall administer the arbitration in accordance with its then-existing rules as modified by this subsection. In such event, all references herein to JAMS/Endispute shall mean AAA. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by court action instead of arbitration.

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(k)           Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the Term, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, provided that the economic benefit to any Party is not diminished by such replacement.

(l)            Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold.

(m)          Section 409A.

(i)                 General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii)               Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits described in Section 4(b) and Section 4(c) shall not be paid, or, in the case of installments, shall not commence payment, until the thirtieth (30th) day following Executive’s Separation from Service (the “First Payment Date”). Any installment payments that would have been made to Executive during the thirty (30) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the First Payment Date and the remaining payments shall be made as provided in this Agreement.

(iii)              Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (B) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A delay period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

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(iv)             Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, (A) any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, provided that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, (B) the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and (C) Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v)             Installments. Executive’s right to receive any installment payments under this Agreement, including any salary continuation payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax, interest or penalties pursuant to Section 409A.

13.           Executive Acknowledgement.

Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

COMPANY

By: _________________________________
Name:
Title:

EXECUTIVE

By: _________________________________
Trey Byus

[Signature Page to Employment Agreement]

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EXHIBIT A

Acknowledgement and Assumption Agreement

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ACKNOWLEDGEMENT AND ASSUMPTION AGREEMENT

This Acknowledgement and Assumption Agreement (this “Agreement”), dated as of July 8, 2015 (the “Effective Date”) by and between Trey Byus (the “Executive”) and Lindblad Expeditions Holdings, Inc. (f/k/a/ Capitol Acquisition Corp. II), a Delaware corporation (together with any successor thereto, the “Company”) relates to that certain option to purchase 3,370 shares of Class A common stock of Lindblad Expeditions, Inc. (“Lindblad”) previously granted to the Executive by Lindblad (the “Lindblad Option”). This Agreement shall constitute an amendment to the Original Option Agreement to the extent the terms of the Original Option Agreement are modified hereby, and in all other respects the Original Option Agreement shall remain in full force and effect in accordance with its terms. Capitalized terms not defined in this Addendum shall have the meanings given to such terms in the Original Option Agreement and the Lindblad Plan (as such terms are defined below).

WHEREAS, Lindblad previously adopted the Lindblad Expeditions, Inc. 2012 Incentive Stock Plan (the “Lindblad Plan”);

WHEREAS, the Executive and Lindblad previously entered into that certain Incentive Stock Option Agreement, dated as of the December 11, 2014 (the “Original Option Agreement”), pursuant to which Lindblad granted the Executive the Lindblad Option;

WHEREAS, The Company previously entered into that certain Agreement and Plan of Merger, dated as of March 9, 2015 (the “Merger Agreement”), by and among the Company, Argo Expeditions, LLC, Argo Merger Sub, Inc., and Lindblad, pursuant to which the Company has acquired (the “Acquisition”) on the Effective Date all of the outstanding equity interests in Lindblad;

WHEREAS, pursuant to the Merger Agreement, all outstanding stock options in Lindblad have been converted into options to purchase shares of common stock of the Company pursuant to a formula set forth in the Merger Agreement;

WHEREAS, pursuant to the Merger Agreement, except as expressly set forth therein, converted options will remain subject to all of the same terms and conditions as applied immediately prior to the conversion;

WHEREAS, the Executive and the Company have entered into that certain Employment Agreement of even date herewith (the “Employment Agreement”), pursuant to which the Executive will serve as an executive officer of the Company, subject to the terms and conditions thereof;

WHEREAS, the Executive and the Company desire to enter into this Agreement to set forth the terms and conditions of the Executive’s Converted Option (as defined below), notwithstanding any provision of the Merger Agreement, the Lindblad Plan or the Original Option Agreement to the contrary.

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NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive and the Company hereby acknowledge and agree as follows:

1.	Pursuant to the Merger Agreement, the Lindblad Option has converted into an option to purchase 955,424 shares of common stock of the Company at a per share exercise price of $1.76 (the “Converted Option”).
2.	No portion of the Converted Option is vested or exercisable as of the Effective Date. Notwithstanding any provision of the Original Option Agreement or the Lindblad Plan to the contrary, the Converted Option will (i) vest and become exercisable (in each case subject to the Executive remaining continuously employed by the Company or one of its subsidiaries through the applicable vesting date), and (ii) be exercised, in each case only as follows, subject to Sections 3-6 below:
a.	33.3% of the Converted Option (318,156 Shares) will vest and become exercisable on the one-month anniversary of the Effective Date. These options (to the extent they vest) will be exercised on or after the vesting date and on or before December 31, 2015. These options will expire on December 31, 2015 if not exercised on or before that date.
b.	16.7% of the Converted Option (159,556 Shares) will vest and become exercisable on January 1, 2016. These options (to the extent they vest) will be exercised during calendar year 2016 and will expire on December 31, 2016 if not exercised on or before that date.
c.	25% of the Converted Option (238,856 Shares) will vest on December 31, 2016. These options will become exercisable January 1, 2017. These options (to the extent they vest) will be exercised during calendar year 2017 and will expire on December 31, 2017 if not exercised on or before that date.
d.	25% of the Converted Option (238,856 Shares) will vest on December 31, 2017. These options will become exercisable January 1, 2018. These options (to the extent they vest) will be exercised during calendar year 2018 and will expire on December 31, 2018 if not exercised on or before that date.
3.	In the event the Executive’s employment is terminated by the Company without Cause (as defined in the Employment Agreement) or the Executive resigns his employment for Good Reason (as defined in the Employment Agreement), then, subject to the Executive signing on or before the 21st day following the Date of Termination (as defined in the Employment Agreement), and not revoking during any subsequent revocation period contained therein, a release of claims substantially in the form attached as Exhibit B to the Employment Agreement, any portion of the Converted Option that would have vested within the next 12 months following the Date of Termination if Executive had remained employed with the Company will accelerate and vest as of immediately prior to the Date of Termination; provided, however, that such portion of the Converted Option that so accelerates will be exercisable only in accordance with the schedule set forth in Section 2 of this Agreement (and, for the avoidance of doubt, will remain in effect and exercisable through the applicable expiration date as set forth in Section 2 of this Agreement).
4.	In the event the Executive’s employment is terminated by reason of death or disability (as defined by Section 22(e)(3) of the Code), then the Converted Option shall be 100% vested on the date of death or disability, provided however, that the Converted Option will be exercisable by the Executive (or the Executive’s beneficiary or estate in the event of the Executive’s death) only in accordance with the schedule set forth in Section 2 of this Agreement (and, for the avoidance of doubt, will remain in effect and exercisable through the applicable expiration date as set forth in Section 2 of this Agreement).

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5.	If the Company is sold to an unaffiliated third party during the term of the Executive’s employment with the Company, then the Converted Option shall vest in full.
6.	Notwithstanding anything to the contrary in this Agreement, in the event a “change in control event” (within the meaning of Code Section 409A) occurs with respect to the Company, the portion of the Converted Option that is then vested (including, without limitation, as a result of any vesting acceleration pursuant to Sections 3-5 of this Agreement) will be exercised immediately prior to the “change in control event.”
7.	In addition to the permitted methods of exercise set forth in Section 6(a) of the Original Option Agreement, the Company agrees that the Executive may pay the exercise price for the Converted Option through either (i) surrendering shares of the Company’s common stock then issuable upon the Converted Option’s exercise having a Fair Market Value (as defined below) equal to the exercise price being paid, or (ii) a “broker assisted sale” process whereby the Company obtains an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price. For all purposes with respect to the Converted Option, whether under the Lindblad Plan, the Original Option Agreement or this Agreement, “Fair Market Value” of one share of common stock of the Company shall mean, as of any date, (a) the closing sale price (excluding any “after hours” trading) of shares of the Company’s common stock as reported on the stock exchange or over-the-counter market on which shares of the Company’s common stock are principally trading on such date), or, if there were no sales on such date, on the closest preceding date on which there were sales, or (b) in the event there shall be no public market for shares of the Company’s common stock on such date, the fair market value of one share of common stock of the Company as reasonably determined in good faith by the Company’s board of directors.
8.	As a condition to the exercise of any portion of the Converted Option, the Executive must pay, or make provision satisfactory to the Company for payment of, any taxes required by law to be withheld in connection with the exercise of the Converted Option. The Company agrees that the Executive may satisfy such tax obligations (i) through a “broker assisted sale” process whereby the Company obtains an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay all tax obligations, (ii) by having the Company deduct an amount sufficient to satisfy such tax obligations from any other payment otherwise due to the Executive, or (iii) by payment in cash or by check. In addition, if the Executive is unable to sell shares of the Company’s common stock on the open market or the Converted Option would otherwise expire during a blackout period that the Company is unwilling or unable to waive under its insider trading policy, the Executive may request that the Company allow the Executive to satisfy the tax withholding obligations by surrendering shares of the Company’s common stock then issuable upon the Converted Option’s exercise having a Fair Market Value equal to the minimum amount of the applicable tax withholding obligations. The Company will allow such request unless the Company’s board of directors reasonably determines that allowing such request would materially and adversely impact the Company’s financial or liquidity position at the applicable time.

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9.	The Company and the Executive agree that the provisions of Section 10 of the Original Option Agreement and Section 11 of the Lindblad Plan, and any other provision of the Original Option Agreement and the Lindblad Plan to the extent it references such Sections, do not apply to the Converted Option or any shares of Company common stock acquired upon exercise thereof.
10.	The Company and the Executive agree that the provisions of Section 11(a) of the Original Option Agreement and clause (ii) in Section 7.5 of the Lindblad Plan do not apply to the Converted Option or any shares of Company common stock acquired upon exercise thereof, provided, however, that the Executive may not sell or transfer any of such shares except in compliance with all applicable securities laws.
11.	The Executive agrees that, except as expressly set forth in this Agreement, he has no rights of any kind to cause the Company to repurchase any shares of the Company’s common stock, whether pursuant to the Lindblad Plan, the Original Option Agreement, the Retention Agreement entered into between the Executive and Lindblad on December 11, 2014, or otherwise.
12.	The Company and the Executive agree that the provisions of Sections 5.3(c), 9.2 and 9.3 of the Lindblad Plan do not apply to the Converted Option or any shares of Company common stock acquired upon exercise thereof.
13.	The converted option is intended to comply with the requirements of Code Section 409A applicable to “nonqualified deferred compensation.” This Agreement and all other agreements that apply to the Converted Option will be interpreted and administered in manner consistent with the foregoing.
14.	Except as expressly set forth in this Agreement, the Converted Option shall be subject to all of the terms and conditions set forth in the Lindblad Plan and the Original Option Agreement, provided that all references therein to (i) the “Company” shall be deemed to refer to Lindblad Expeditions Holdings, Inc., (ii) the “Board” or “Board of Directors” shall be deemed to refer to the board of directors of Lindblad Expeditions Holdings, Inc. and (iii) “Stock” or “Optioned Shares” shall be deemed to refer to shares of common stock of Lindblad Expeditions Holdings, Inc. In the event of any conflict between the terms of this Agreement and the Lindblad Plan or the Original Option Agreement, the terms of this Agreement shall control.
15.	This Agreement is subject to the terms of Sections 16, 17 and 18 of the Original Option Agreement, which shall be deemed incorporated herein, and this Agreement may executed in multiple counterparts.

  [Signature Pages Follow]

A-5

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

COMPANY

By: _________________________________
Name:
Title:

EXECUTIVE

By: _________________________________
Trey Byus

A-6

EXHIBIT B

Separation Agreement and Release

This Separation Agreement and Release (this “Agreement”) is made by and between Trey Byus (“Executive”) and Capitol Acquisition Corp. II (the “Company”) (collectively, referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of July 8, 2015 (the “Employment Agreement”); and

WHEREAS, in connection with Executive’s termination of employment with the Company effective ________, 20__, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company or its subsidiaries or affiliates, but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with (i) Executive’s ownership of vested equity securities, (ii) Executive’s right to indemnification or directors’ and officers’ liability insurance pursuant to contract or applicable law or, (iii) Executive’s rights under this Agreement or under the Employment Agreement that expressly survive by its terms ((i) through (iii), collectively, the “Retained Claims”).

NOW, THEREFORE, in consideration of the severance payments and benefits described in Section 4(b) and Section 4(c) of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on Executive’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1.          Severance Payments; Salary and Benefits. The Company agrees to provide Executive with the severance payments and benefits described in Section 4(b) or Section 4(c), as applicable, of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to Executive all other payments or benefits described in Section 3(c) of the Employment Agreement, subject to and in accordance with the terms thereof.

2.          Release of Claims. Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, any of its direct or indirect subsidiaries and any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on his own behalf and on behalf of any of Executive’s heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Agreement, including, without limitation:

(a)          any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries and the termination of that relationship;

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(b)          any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its subsidiaries, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)          any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)          any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002;

(e)          any and all claims for violation of the federal or any state constitution; and

(f)          any and all claims arising out of any other laws and regulations relating to employment or employment discrimination.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s right under applicable law and any Retained Claims. This release further does not release claims for breach of Section 3(c), Section 4(b) or Section 4(c) of the Employment Agreement or any rights you may have in your capacity as an equityholder in the Company.

3.          Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (the “ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has 21 days within which to consider this Agreement; (c) Executive has 7 days following Executive’s execution of this Agreement to revoke this Agreement pursuant to written notice to the General Counsel of the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21 day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

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4.          Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

5.          No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

6.          Governing Law; Dispute Resolution. This Agreement shall be subject to the provisions of Sections 12(a), (c), (d) and (g) of the Employment Agreement.

7.          Effective Date. If Executive has attained or is over the age of 40 as of the date of Executive’s termination of employment, then Executive has seven days after Executive signs this Agreement to revoke it and this Agreement will become effective on the eighth day after Executive signed this Agreement, so long as it has not been revoked by Executive before that date (the “Effective Date”). If Executive has not attained the age of 40 as of the date of Executive’s termination of employment, then the Effective Date shall be the date on which Executive signs this Agreement.

8.          Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees to the extent set forth in this Agreement. Executive acknowledges that: (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EXECUTIVE

Dated: _____________	__________________________________
Trey Byus

COMPANY

Dated: _____________	By: ______________________________
Name:
Title:

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